Exhibit 99.5

FORM OF LETTER TO CLIENTS

To Our Clients:	April 2, 2009

We are sending you this letter because we hold shares of common stock, par value $0.001 per share, of Anesiva, Inc. (the “Company”) for you. The Company has granted to its shareholders non-transferable rights to purchase $0.12 principal amount of notes per share of common stock owned.

We have enclosed a copy of the following documents:

1.	The prospectus supplement dated April 2, 2009; and

2.	A “Beneficial Owner Election Form” which you can use to tell us what you would like to do with your rights.

As described in the prospectus supplement, you will receive one non-transferable right for each share of the Company’s common stock you own on March 27, 2009, the record date for the rights offering. Each right entitles a holder of common stock to purchase $0.12 principal amount of note. Refer to the sections in the prospectus supplement titled “Questions and Answers About the Rights Offering,” “The Rights Offering” and “The Notes.”

The materials enclosed are being sent to you as the beneficial owners of the shares of the Company’s common stock carried by us in your account but which are not registered directly in your name. EXERCISE OF THE RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to purchase any principal amount of notes. However, we urge you to read the enclosed documents carefully before instructing us to exercise your rights.

Your instructions should be sent to us in order to permit us to exercise your rights on your behalf in accordance with the terms of the rights offering. YOUR RIGHTS WILL EXPIRE, IF NOT PREVIOUSLY EXERCISED, AT 5:00 P.M., PACIFIC TIME, ON APRIL 28, 2009, UNLESS THE TIME PERIOD FOR EXERCISING THE RIGHTS IS EXTENDED BY ANESIVA, INC. (AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). ONCE YOU HAVE EXERCISED YOUR RIGHTS, SUCH EXERCISE MAY NOT BE WITHDRAWN.

If you wish to have us, on your behalf, exercise the rights, please instruct us by completing, executing and returning the enclosed form entitled “Beneficial Owner Election Form.”

Very truly yours,

[BANK, BROKER OR OTHER NOMINEE]